UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 18, 2008
DUSA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-19777	22-3103129
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification
incorporation)		Number)
25 Upton Drive
Wilmington, Massachusetts 01887
(Address of principal executive offices, including ZIP code)
(978) 657-7500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     In connection with the merger of Sirius Laboratories, Inc. (“Sirius”) with DUSA Pharmaceuticals, Inc. (“DUSA”), the registrant, on March 10, 2006, DUSA became the assignee of a development, license and supply agreement between Sirius and Altana, Inc. (“Altana”) entered into on June 13, 2005 (the “Agreement”). Under the Agreement, Altana developed a reformulated dermatology product pursuant to a supplement to an abbreviated new drug application (“ANDA”) which was submitted by Altana to the U.S. Food and Drug Administration (“FDA”). DUSA has recently been informed by Altana that Altana received a non-approvable letter from the FDA with respect to its ANDA supplement.
     Based on the FDA action which requires Altana to withdraw the ANDA supplement, DUSA will not receive pre-market approval to launch this product as previously anticipated. Furthermore, in light of preliminary market research data which was equivocal as to the potential acceptability of the product due to the changing competitive environment, DUSA no longer expects to launch this product.
     Except for historical information, this report contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to expectations regarding launch of the product. Furthermore, the factors that may cause differing results include the reliance on third parties, maintenance of DUSA’s patent portfolio, the uncertainties of the regulatory process and other risks identified in DUSA’s SEC filings from time to time.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUSA PHARMACEUTICALS, INC.
Dated: January 18, 2008	By:	/s/ Robert F. Doman
Robert F. Doman, President and
Chief Executive Officer